[2900 Westchester Avenue Purchase, New York 10577] ADD-ON BENEFIT FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT WITH DEFERRAL CREDITS AND ANNUAL STEP-UP Thank you for choosing Jackson National Life Insurance Company of New York®, also referred to as "the Company" or "Jackson of New York®." This guaranteed minimum withdrawal benefit (GMWB) is made a part of the Contract to which it is attached. This benefit provides a minimum withdrawal benefit that guarantees, upon election, a series of withdrawals from the Contract equal to the Guaranteed Annual Withdrawal Amount Percentage (GAWA%), shown on the Supplemental Contract Data Pages, of the Guaranteed Withdrawal Balance (GWB). The GWB is established for the sole purpose of determining the minimum withdrawal benefit and is not used in calculating the cash surrender benefit or other guaranteed benefits. Certain provisions of Your Contract are revised as described below as of the Effective Date of this add-on benefit. To the extent any provisions contained in this add-on benefit are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this add-on benefit will control. The provisions of Your Contract remain in effect except where modified by this add-on benefit. PLEASE NOTE: THIS ADD-ON BENEFIT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED EXCEPT AS OUTLINED IN THE DEATH BENEFIT PROVISIONS. OWNER(S) MAY CHANGE OWNERSHIP OF THE CONTRACT, HOWEVER THE DESIGNATED LIFE (AS DEFINED BY THIS ADD-ON BENEFIT) CANNOT CHANGE. THE COMPANY ASSUMES NO RESPONSIBILITY FOR THE VALIDITY OR TAX CONSEQUENCES OF ANY OWNERSHIP CHANGE. IF YOU MAKE AN OWNERSHIP CHANGE, YOU MAY HAVE TO PAY TAXES. THE COMPANY ENCOURAGES YOU TO SEEK LEGAL AND/OR TAX ADVICE. THE COMPANY RESERVES THE RIGHT TO INCREASE THE GMWB CHARGE IN THE FUTURE. YOU CAN ELECT TO OPT OUT OF ANY FUTURE GMWB CHARGE INCREASE, HOWEVER UPON SUCH ELECTION, NO SUBSEQUENT PREMIUM PAYMENTS WILL BE ALLOWED, WHICH MAY IMPACT THE POTENTIAL VALUE AND DURATION OF THIS BENEFIT. THE GMWB CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN ADD-ON BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED. 7754ANY

THE FOR LIFE GUARANTEE DOES NOT BECOME EFFECTIVE UNTIL THE CONTRACT ANNIVERSARY ON OR IMMEDIATELY FOLLOWING THE DESIGNATED LIFE'S ATTAINED AGE 59 1/2, UNLESS THE DESIGNATED LIFE IS 59 1/2 OR OLDER ON THE EFFECTIVE DATE OF THIS ADD-ON BENEFIT. FOR THE FOR LIFE GUARANTEE TO TAKE EFFECT, THE CONTRACT MUST STILL BE IN FORCE WITH A CONTRACT VALUE GREATER THAN ZERO AND THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE MUST BE BEFORE THE INCOME DATE. IN ADDITION, ON THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE, THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) IS RESET. CUMULATIVE PREMIUM PAYMENTS IN ANY CONTRACT YEAR AFTER THE FIRST CONTRACT ANNIVERSARY FOLLOWING THE EFFECTIVE DATE OF THIS ADD-ON BENEFIT ARE LIMITED AS SHOWN ON THE SUPPLEMENTAL CONTRACT DATA PAGES. PLEASE NOTE: PARTIAL WITHDRAWALS IN EXCESS OF THE GAWA OR THE REQUIRED MINIMUM DISTRIBUTION (RMD) DURING THE CONTRACT YEAR COULD REDUCE FUTURE BENEFITS BY MORE THAN THE DOLLAR AMOUNT OF THE WITHDRAWAL. WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR. UPON TOTAL WITHDRAWAL OF THE CONTRACT VALUE, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT WITH A REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE. FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 11. THIS ADD-ON BENEFIT PROVIDES NO CASH OR NONFORFEITURE VALUES. CERTAIN DEFINITIONS AS FOUND IN THE CONTRACT HAVE BEEN LISTED BELOW FOR INFORMATIONAL PURPOSES. INCOME DATE. The date on which Income Payments are to begin as described in the Income Provisions. SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts under this Contract allocated to the Separate Account's Investment Divisions. The Contract is revised as follows: 1) The following language is added to the DEFINITIONS of the Contract: The following definitions are applicable to this add-on benefit only. All other terms defined in the Contract that are used in this add-on benefit have the same definition as in the Contract. 7754ANY 2

"CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary. CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date. DEFERRAL CREDIT%. The percentage added to the GAWA% at the end of each Contract Year during the Deferral Credit Period if no withdrawals were taken during that Contract Year. The Deferral Credit% is based on the Designated Life's age on the Effective Date of this add-on benefit and does not change after the Effective Date. DEFERRAL CREDIT PERIOD. The period over which You are eligible for Deferral Credits. The Deferral Credit Period is defined on the Supplemental Contract Data Pages. DESIGNATED LIFE. The life on which certain GMWB values are based. The Designated Life is shown on the Supplemental Contract Data Pages. If the Owner is a natural person, then the Owner is the Designated Life. For Joint Owners, the oldest Joint Owner is the Designated Life. If the Owner is not a natural person, the Annuitant is the Designated Life. If the Owner is not a natural person and there are Joint Annuitants, the oldest Joint Annuitant is the Designated Life. EFFECTIVE DATE. The date shown on the Supplemental Contract Data Pages. FOR LIFE GUARANTEE. A guarantee that allows You to take partial withdrawals for the lifetime of the Designated Life or, with Joint Owners, the lifetime of the Joint Owner who dies first. GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum amount You can withdraw each Contract Year, subject to the RMD exception stated in this add-on benefit, without reducing the guaranteed amount You can withdraw in future Contract Years. GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage used to determine the GAWA. GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and other GMWB values are based. REQUIRED MINIMUM DISTRIBUTION (RMD). For certain Qualified Plan contracts, the RMD is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. For purposes of this add-on benefit, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract." 7754ANY 3

2) The following language is added to the MISSTATEMENT OF AGE AND/OR SEX provision of the GENERAL PROVISIONS of the Contract: "If the age of the Designated Life is incorrectly stated on the Effective Date of the GMWB then, on the date the misstatement is discovered, the GWB and GAWA will be recalculated based on the starting GAWA% and Deferral Credit% applicable at the correct age." 3) The following language is added to the REPORTS provision of the GENERAL PROVISIONS of the Contract: "For the current reporting period, if the GMWB is in effect, the Contract's annual report will also include: the beginning and ending GWB, the applicable Deferral Credit% and GAWA% and the GAWA available for withdrawal in the following Contract Year, and the Contract Value after the application of the GMWB Charge." 4) The following language is added to the WITHDRAWAL PROVISIONS of the Contract: "FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows You to receive annual payments of the GAWA prior to the Income Date: 1) if the For Life Guarantee is in effect, during the lifetime of the Designated Life, or, if there are Joint Owners, the lifetime of the Joint Owner who dies first, or 2) if the For Life Guarantee is not in effect, until the earlier of Your death or the death of any Joint Owner or the GWB is depleted, regardless of the performance of the Investment Divisions or level of the Contract Value. Every Contract Year during the Deferral Credit Period, if no partial withdrawals are taken during the Contract Year, the GAWA% is increased by the Deferral Credit% at the end of the Contract Year. The GAWA will not reduce if total partial withdrawals taken within each Contract Year do not exceed the greater of the GAWA or the RMD. If You do not take a withdrawal of the greater of the GAWA or the RMD in one Contract Year, You may not withdraw more than the greater of the GAWA or the RMD as a guaranteed withdrawal in subsequent Contract Years. The withdrawals made under this add-on benefit are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract. For purposes of this add-on benefit, partial withdrawals are considered to be the entire amount withdrawn from the Contract after the Effective Date of this add-on benefit, including any applicable charges for and adjustments to such withdrawals. GAWA withdrawals are considered partial withdrawals while the Contract Value is greater than zero and affect all Contract values the same as any other partial withdrawal would. The total amount received under this guarantee may be less than the GWB at election due to the application of charges and adjustments under the Contract. Any withdrawal less than or equal to the greater of the GAWA or the RMD is considered a partial withdrawal rather than a full withdrawal, even if it is greater than or equal to the Contract Value. 7754ANY 4

A partial withdrawal in excess of the Withdrawal Value will be permitted as long as total partial withdrawals in the Contract Year do not exceed the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as total partial withdrawals in the Contract Year do not exceed the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply. Assessment of GMWB Charge. The GMWB Charge in effect on the Effective Date is shown on the Supplemental Contract Data Pages. The GMWB Charge will be deducted on a pro rata basis from the Investment Divisions of the Separate Account at the end of each Contract Month. GMWB Charges in excess of the Separate Account Contract Value will be waived. The deduction of the GMWB Charge results in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge. The Company reserves the right to increase the GMWB Charge percentage, subject to the Maximum Guaranteed Minimum Withdrawal Benefit Charge provision shown on the Supplemental Contract Data Pages. Guaranteed Withdrawal Balance. On the Effective Date of this add-on benefit, the GWB is determined as follows and subject to the GWB Maximum shown on the Supplemental Contract Data Pages: 1. If the Effective Date of this add-on benefit is the Issue Date of the Contract, the GWB equals the initial Premium payment, net of any applicable taxes. 2. If the Effective Date of this add-on benefit is after the Issue Date of the Contract, the GWB equals the Contract Value on the Effective Date of this add-on benefit. With each Premium payment received after the Effective Date of this add-on benefit, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable taxes, subject to the GWB Maximum. Partial withdrawals will affect the GWB as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GWB is equal to the greater of: a. the GWB prior to the partial withdrawal less the partial withdrawal; or b. zero. 7754ANY 5

2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD: a. the excess withdrawal is defined as the lesser of the total amount of the current partial withdrawal or the amount by which cumulative partial withdrawals in the current Contract Year exceed the greater of the GAWA or the RMD, and b. the GWB is equal to the greater of: 1. the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced by the excess withdrawal; or 2. zero. The GWB may not be withdrawn as a lump sum and is not payable as a death benefit. Guaranteed Annual Withdrawal Amount. On the Effective Date of this add-on benefit, the starting GAWA% is defined according to the table on the Supplemental Contract Data Pages based on the age of the Designated Life. After the Effective Date, the Deferral Credit% will be added to the GAWA% at the end of each Contract Year during the Deferral Credit Period if no partial withdrawals are taken during that Contract Year. However, no further Deferral Credit% will apply to the GAWA% after: 1) You elect to opt out of an increase to the GMWB Charge percentage, 2) the Contract Value reduces to zero, 3) the Deferral Credit Period ends, or 4) the Life Income of the GAWA Income Option is elected. For purposes of this add-on benefit, first-year Premium is defined as the Contract Value on the Effective Date of this add-on benefit plus the total Premium payments received between the Effective Date of this add-on benefit and the next Contract Anniversary. Premium payments in any Contract Year following the first Contract Anniversary after the Effective Date of this add-on benefit are limited to the amount shown on the Supplemental Contract Data Pages. With each Premium payment received after the GAWA has been determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the lesser of: 1. the GAWA% multiplied by the Premium payment, net of any applicable taxes; or 2. the GAWA% multiplied by the increase in the GWB. Partial withdrawals will affect the GAWA as follows: 1. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the greater of the GAWA or the RMD, the GAWA will be unchanged. 2. If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the greater of the GAWA or the RMD, the excess withdrawal is defined as the lesser of the total amount of the current partial withdrawal or the amount by which cumulative partial withdrawals in the current Contract Year exceed the greater of the GAWA or the RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced by the excess withdrawal. 7754ANY 6

At the end of each Contract Year after the GAWA has been determined, if the For Life Guarantee is not in effect and the GWB is less than the GAWA, the GAWA is set equal to the GWB. Deferral Credit. The Deferral Credit% is defined according to the table shown on the Supplemental Contract Data Pages based on the age of the Designated Life. At the end of each Contract Year during the Deferral Credit Period, the Deferral Credit% will be added to the GAWA% if no withdrawals are taken during that Contract Year, the Contract Value is greater than zero, and the Deferral Credit provision is still in effect. Each time a Deferral Credit is applied: 1. The GAWA% is equal to the previous GAWA% plus the Deferral Credit%. 2. If the Deferral Credit is applied after the GAWA has been determined, the GAWA is recalculated and is equal to the greater of: a. the GAWA% multiplied by the new GWB; or b. the GAWA prior to the Deferral Credit. For Life Guarantee. The For Life Guarantee becomes effective on the For Life Guarantee Effective Date shown on the Supplemental Contract Data Pages unless: 1. the Contract has terminated; 2. the Contract Value is zero before the For Life Guarantee Effective Date; or 3. the Income Date precedes the For Life Guarantee Effective Date. If the For Life Guarantee becomes effective after the GAWA is determined, the GAWA is reset to equal the GAWA% multiplied by the current GWB. The For Life Guarantee is terminated when this GMWB is terminated or if this GMWB is continued by a spousal Beneficiary or spousal Joint Owner. Contract Value Reduces to Zero. If the Contract Value is reduced to zero as the result of a partial withdrawal which does not cause total withdrawals in the Contract Year to exceed the greater of the GAWA or the RMD, or by the deduction of charges, all rights under the Contract cease, no subsequent Premium payments will be accepted, all other add-on benefits are terminated without value, and Spousal Continuation is not available upon Your death or the death of any Joint Owner. The Deferral Credit Period is terminated and no further Deferral Credits will apply. If the GAWA has not yet been determined, the GAWA will be equal to the GAWA% multiplied by the GWB at the time the Contract Value falls to zero. If the For Life Guarantee is in effect, You will receive annual payments of the GAWA until the death of the Designated Life or the death of any Joint Owner. If the For Life Guarantee is not in effect, You will receive annual payments of the GAWA until the earlier of the depletion of the GWB, the death of the Designated Life or the death of any Joint Owner. With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted. The last payment will not exceed the remaining GWB at the time of payment. Upon the death of the Designated Life or the death of any Joint Owner, all payments will cease. No death benefit will apply. 7754ANY 7

Subject to the Company's approval, You may elect to receive payments more frequently than annually. However, the total of the payments made during any Contract Year may not exceed the GAWA. If the GAWA is less than the Minimum GAWA shown on the Supplemental Contract Data Pages, the Company may, at its discretion, require the GAWA to be paid in annual intervals or pay the present value of future GAWA payments, net of any applicable taxes, in a lump sum and subsequently terminate the add-on benefit. The actuarial basis for computing the present value of future GAWA payments will be the same as the Basis of Computation described in Your Contract. Guaranteed Withdrawal Balance Step-Up. On each Contract Anniversary following the Effective Date of this add-on benefit, the GWB will automatically step up to the Contract Value if the Contract Value is greater than the GWB. At the time of step-up, the GWB equals the Contract Value, subject to the GWB Maximum shown on the Supplemental Contract Data Pages. If the step-up occurs after the GAWA has been determined, the GAWA is recalculated and is equal to the greater of: 1. the GAWA% multiplied by the new GWB; or 2. the GAWA prior to the step-up." 5) The following language is added to the PARTIAL WITHDRAWAL provision of the WITHDRAWAL PROVISIONS of the Contract: "Partial withdrawals will affect the Contract Value as follows: 1. The Minimum Contract Value remaining after a partial withdrawal shown on the Contract Data Pages of the Contract will be waived. 2. The Minimum partial withdrawal amount shown on the Contract Data Pages of the Contract will be waived." 6) The following language is revised in the PARTIAL WITHDRAWAL provision of the WITHDRAWAL PROVISIONS of the Contract: "Unless You request otherwise, a partial withdrawal will be deducted from each Contract Option in proportion to its current value. The partial withdrawal will be reduced for any applicable taxes and charges, including Withdrawal Charges, and then adjusted for any applicable Market Value Adjustments. Withdrawals of the GAWA or the RMD are not subject to Withdrawal Charges, if applicable." 7) The following language is added to the DEATH BENEFIT PROVISIONS of the Contract: "Upon Your death or the death of any Joint Owner, while the Contract is still in effect with a Contract Value greater than zero, the GMWB terminates without value, unless the Contract is continued by the spouse. 7754ANY 8

Upon continuation of the Contract by a spousal Joint Owner or a spousal Beneficiary, the spouse may elect to terminate the GMWB on the continuation date and thereafter no GMWB Charge will be assessed. If the surviving spouse elects to terminate the GMWB upon continuation of the Contract, the surviving spouse may elect a new GMWB, subject to availability, on any future Contract Anniversary. If the spouse does not make such an election on the continuation date, the GMWB will be continued by the spouse, will remain in effect and may not be subsequently terminated independently from the Contract to which it is attached. If the GMWB is continued by the spouse, the For Life Guarantee provision will no longer be effective. The starting GAWA% and Deferral Credit% will continue to be based on the Designated Life's age on the Effective Date. Step-ups will continue as permitted in accordance with the rules described under the GWB Step-Up provision. Deferral Credits will continue to apply in accordance with the rules described in the Deferral Credit provision. The Deferral Credit Period will continue to be based on the original Effective Date of this add-on benefit. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date and the Effective Date of this add-on benefit will not change." 8) The following language is added to the INCOME PROVISIONS of the Contract: "If the For Life Guarantee is in effect on the Latest Income Date, in addition to the Income Options available in Your Contract, You may elect one of the following Income Options: LIFE INCOME OF THE GAWA. You are entitled to receive payments of a fixed dollar amount payable during Your lifetime (with Joint Owners, the lifetime of the Joint Owner who dies first). All payments end upon Your death or the death of any Joint Owner. The total annual amount payable under this Income Option will equal the GAWA in effect at the time of election of this Income Option. This amount will be paid in the frequency that You elect, which may not be less frequently than annually. However, in the event of Your death or the death of any Joint Owner before the first monthly payment, the Company will pay the amount allocated to this Income Option to You or, if You are deceased, to Your Beneficiary. If the GAWA has not yet been determined, the GAWA will be equal to the GAWA% multiplied by the GWB at the time of election of this Income Option. If the For Life Guarantee is not in effect on the Latest Income Date, in addition to the Income Options available in Your Contract, You may elect the following Income Option: SPECIFIED PERIOD INCOME OF THE GAWA. You are entitled to receive payments of a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the Latest Income Date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable under this Income Option will equal the GAWA in effect at the time of election of this Income Option, but no payment will exceed the remaining GWB at the time of payment. This amount will be paid over the determined number of years in the frequency that You elect, which may not be less frequently than annually. If, upon Your death or the death of any Joint Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This Income Option may not be available on certain Qualified Plans." 7754ANY 9

TERMINATION OF THE GMWB. The GMWB terminates, a pro rata GMWB Charge will be deducted from the Separate Account Contract Value for the period since the last monthly GMWB Charge, and all benefits under this and any other add-on benefits end on the earlier of: 1. the date You elect to receive income payments under the Contract; 2. the Latest Income Date; 3. the date You take a total withdrawal; 4. the date upon which the Contract terminates because the Owner or any Joint Owner dies, unless the Contract is continued by the spouse; 5. the continuation date if the spouse elects to terminate the GMWB; 6. the date upon which You receive the single lump-sum payment because the Contract Value has fallen to zero and the GAWA is less than or equal to the Minimum GAWA shown on the Supplemental Contract Data Pages; or 7. the date upon which all obligations for payment under this add-on benefit have been satisfied after the Contract has been terminated. Signed for the Jackson National Life Insurance Company of New York [President] 7754ANY-S 10

Illustration of Withdrawal Calculations of the For Life Guaranteed Minimum Withdrawal Benefit With Deferral Credits and Annual Step-Up These examples are provided to assist You in understanding how certain values are computed for this add-on benefit when withdrawals are made from the Contract. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions. The following examples assume You elect the For Life GMWB With Deferral Credits and Annual Step-Up when You purchase Your Contract, and Your initial Premium payment is $100,000. No other optional benefits are elected. The examples assume that the Designated Life is 60 years old on the Issue Date and is 65 years old at the time of Your first withdrawal. Under these circumstances, Your GAWA% is 5.00%. Assuming the GWB at the time of Your first withdrawal is equal to $100,000, Your GAWA is $5,000. Both examples assume that Your GAWA exceeds Your RMD. Example 1: Withdrawal equal to the GAWA when the Contract Value has decreased due to negative market performance. If You withdraw the GAWA ($5,000) and Your Contract Value is $76,000 at the time of withdrawal, then  Your GWB becomes $95,000, which is Your prior GWB ($100,000) minus the GAWA ($5,000).  Your GAWA for the next year remains $5,000 because You did not take more than the GAWA ($5,000).  Since a withdrawal was taken during the Contract Year, no deferral credit will be applied to the GAWA% at the end of the Contract Year. Example 2: Withdrawal exceeds the greater of the GAWA or the RMD when the Contract Value has decreased due to negative market performance. If You withdraw $20,000, Your GAWA of $5,000 is greater than Your RMD, Your For Life Guarantee is effective, and Your Contract Value is $80,000 at the time of withdrawal, then  The dollar for dollar portion of the withdrawal is equal to the GAWA ($5,000). The excess withdrawal is the amount by which the partial withdrawal exceeds the GAWA: $20,000 - $5,000 = $15,000.  The Contract Value, after reduction for the dollar for dollar portion of the withdrawal, is $75,000. The excess withdrawal of $15,000 reduces the Contract Value by 20% ($15,000/$75,000 = 20%).  Your new GWB is $76,000, which is Your prior GWB minus the dollar for dollar portion of the withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal ($100,000 - $5,000) x (1- 20%) = $76,000.  Your new GAWA is $4,000, which is the GAWA prior to the withdrawal reduced by 20% $5,000 x (1 – 20%) = $4,000.  Since a withdrawal was taken during the Contract Year, no deferral credit will be applied to the GAWA% at the end of the Contract Year,  Since the withdrawal was taken prior to the GWB Adjustment Date, You will no longer be eligible for the GWB adjustment.  Your BDB remains $100,000 since the BDB is not adjusted for partial withdrawals. As shown by the examples above, taking a withdrawal that exceeds the greater of the GAWA or the RMD reduces the Guaranteed Withdrawal Benefit. 7754ANY 11

SUPPLEMENTAL CONTRACT DATA PAGES Please refer to the attached Add-On Benefit for further explanation of values shown on these Supplemental Contract Data Pages. Contract Number: [1234567890] Add-on Benefit: For Life Guaranteed Minimum Withdrawal Benefit with Deferral Credits and Annual Step-Up Designated Life: [John Doe] Designated Life's [45] Age on the Effective Date: Effective Date: [May 1, 2019] Maximum Subsequent Cumulative Premium payments in any Contract Year after Premium Payment: the first Contract Anniversary following the Effective Date of this add-on benefit are limited to the lesser of: 1. [5%] of first-year Premium payment as defined in this add-on benefit, or 2. [$10,000] Guaranteed Withdrawal [$10,000,000] Balance (GWB) Maximum: For Life Guarantee Effective The later of: Date: 1. the Contract Anniversary on or immediately following the Designated Life's attained age [59 1/2]; or 2. the Effective Date of this add-on benefit. Minimum Guaranteed Annual [$600] Withdrawal Amount (GAWA): 7754ANY-S

Starting GAWA% and Deferral Credit%: The starting GAWA% and Deferral Credit% are determined based on the Designated Life's age on the Effective Date of this add-on benefit according to the table below:

Age on the Effective Date	Starting GAWA%	Deferral Credit%
[45-49	3.00%	0.10%
50-54	3.25%	0.15%
55-59	3.50%	0.20%
60-64	4.00%	0.20%
65-69	4.50%	0.25%
70-74	4.50%	0.30%
75-80	5.50%	0.40%]

Guaranteed Minimum Withdrawal Benefit (GMWB) Charge. The GMWB Charge percentage equals [0.0875%] of the GWB on a monthly basis and is deducted (i) at the end of each Contract Month following the Effective Date of this add-on benefit, and (ii) upon termination of the GMWB. This charge may increase, subject to the Maximum Guaranteed Minimum Withdrawal Benefit Charge.

Maximum Guaranteed Minimum Withdrawal Benefit Charge. On each [5th] Contract Anniversary following the Effective Date of this add-on benefit, the Company reserves the right to increase the GMWB Charge percentage by up to [0.0100%] on a monthly basis. The Maximum GMWB Charge percentage is [0.1750%] on a monthly basis. If the GMWB Charge percentage is increased, Written Notice will be provided to You [45] days prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase. You may elect to opt out of the current and any future GMWB Charge increases by forfeiting the Deferral Credit provision, automatic step-ups and any other increases to the GWB and GAWA. Upon such election, no future Premium payments will be allowed and the GAWA% will be determined with no future recalculation. Such election is final and must be received in Good Order prior to the Contract Anniversary on which the GMWB Charge percentage is scheduled to increase.

Deferral Credit Period. The Deferral Credit Period begins on the Effective Date of this add-on benefit.

The Deferral Credit Period ends on the earlier of:

1. the Contract Anniversary on which You elect to opt out of the current and any future GMWB Charge increases;
2. the [15th] Contract Anniversary following the Effective Date of this benefit;
3. the Contract Anniversary on or immediately following the Designated Life's [90th] birthday;
4. the date the Contract Value falls to zero for any reason; or
5. the date the Life Income of the GAWA Income Option is elected.

Signed for the
Jackson National Life Insurance Company
of New York

[President]

7754ANY-S 2